Exhibit 99.2

Unwired Planet Appoints Chief Financial Officer

UNWIRED PLANET, INC. APPOINTS JIM WHEAT AS CHIEF FINANCIAL OFFICER

LOS ALTOS, CA – Nov. 9, 2015 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced the appointment of Jim Wheat as chief financial officer. Mr. Wheat joins Unwired Planet from ASSIA, Inc., where he served as chief financial officer since 2013. He assumed responsibilities from Interim Chief Financial Officer Dean (Kip) Witter III, effective November 2, 2015.

“With many years as a senior finance executive, Jim brings critical financial expertise to the Unwired Planet management team,” said Boris Teksler, chief executive officer of Unwired Planet. “Jim has extensive experience heading financial operations, having served as CFO at both public and private companies, and having overseen acquisitions and integrations. He also brings current expertise on technical accounting, financial planning and SEC reporting to the company.”

Prior to serving as CFO at ASSIA, Inc., Mr. Wheat was chief financial officer with Silicon Graphics (formerly Rackable Systems) from 2008-2012, where he was recruited to provide operational leadership and financial expertise. He has more than 30 years of experience with numerous high technology companies both domestically and internationally, including Lam Research, Raychem Corporation and Honeywell. Mr. Wheat received his BBA with Distinction from the University of Michigan, and an MBA from The Wharton School of the University of Pennsylvania. He holds an active CPA license in the State of California.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based

Unwired Planet Appoints Chief Financial Officer

mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Los Altos, California. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the Company’s licensing activities and related recognition of revenue, litigation strategy and prospects and expectations regarding enhancing shareholder value are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release. For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.

For More Information:

Lauren Sloane

The Blueshirt Group

Lauren@Blueshirtgroup.com

Tel: 415-217-2632

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